Exhibit 99.2

MEDICAN ENTERS INTO LETTER OF INTENT TO RESTRUCTURE ITS PROPOSED ACQUISITION OF CANADIAN MEDICAL MARIJUANA BUSINESS

If consummated, transaction would grant Medican an outright 51% interest in
International Herbs Medical Marijuana Ltd. (IHMML) with an option to acquire remainder

Transaction would also shift majority ownership and control of Medican to IHMML and its affiliates

FOR IMMEDIATE RELEASE -- Las Vegas, July 30, 2014 – Medican Enterprises, Inc. (OTCBB: MDCN), a bio-pharmaceutical company focused on manufacturing, marketing and selling pharmaceutical grade cannabis in Canada, today announced that it has entered into a non-binding Letter of Intent (LOI) to restructure its proposed acquisition of an interest in International Herbs Medical Marijuana Ltd. (IHMML).  If consummated, the transaction described in the LOI would grant Medican an outright 51% interest in IHMML and an option to acquire the remainder, and would shift majority ownership of Medican to IHMML and its affiliates.

IHMML is a Canadian company that has applied for a commercial medical marijuana license under the recently established Canadian Marihuana for Medical Purposes Regulations (MMPR).  The MMPR came into effect on April 1, 2014 and is a federal program that legalizes the commercial production of medical marijuana for medical use.  IHMML is currently owned by Zenabis Limited Partnership, a Canadian partnership owned by affiliates of International Herbs Ltd. (IHL), a leader in the production of fresh herbs and specialty produce in Canada, and The Monark Group (Monark), a full-service provider of pharmaceutical marketing, information technology and call center services in Canada.  The IHL and Monark teams are integral to establishing IHMML’s contemplated business, namely, to acquire certain lands, retrofit and/or build a marijuana growing operation and engage in the growing, marketing, research and development, training, distribution and retail sale of medical marijuana in Canada as regulated by Health Canada.

IHMML is a party to an April 2014 subscription agreement under which a subsidiary of Medican, CanaLeaf Systems, Inc. (CanaLeaf), was to purchase 50% of IHMML for CDN$52 million.  Under the terms of the transaction as set out in the LOI, CanaLeaf’s subscription rights would be restructured as follows:

•	the obligation of CanaLeaf to purchase its interest in IHMML would terminate and, instead, Canaleaf would acquire 51% of the outstanding interests in IHMML outright;

•	Zenabis or its designees will receive new shares of common stock in Medican in an amount equal to 70% of the fully diluted currently outstanding shares of Medican;

•	the senior management of IHMML (including representatives of IHL and Monark) will take over the day to day operations of Medican, and Zenabis will appoint new directors of Medican; and

•	Zenabis will grant to CanaLeaf a 5 year option to acquire the remaining 49% of IHMML at fair market value.

The LOI is a non-binding statement of intention of the parties, and the final terms of the transaction are subject to change based on tax and regulatory considerations and additional negotiations between Medican and Zenabis.  The parties are proceeding to prepare definitive agreements for the transaction, with the intention that a closing occur by September 15, 2014.

“This is a very exciting development for Medican as we seek to enter into a transaction that would afford Medican control of IHMML and bring the IHMML management team, which has years of agriculture and pharmaceutical sales experience in Canada, to Medican” said Ken Williams, Medican’s CEO.  “The transaction would also align the interests of the IHMML team and its affiliates with Medican’s interests by granting them majority ownership of our company.  Finally, the transaction would grant Medican a right to acquire the remainder of this exciting new business.  If we are able to reach conclusion on definitive documentation, we believe that Medican, through its interest in IHMML, will be well poised to capitalize on the emerging Canadian medical marijuana space.  We look forward to finalizing this transaction in an expeditious manner.”

About Medican Enterprises Inc.

Medican Enterprises is a bio-pharmaceutical company focused on developing, distributing and marketing pharmaceutical grade cannabis in Canada.  Through its interest in International Herbs Medical Marijuana Ltd., Medican is seeking to acquire certain lands, retrofit and/or build a marijuana growing operation and attend to the growing, marketing, research and development, training, distribution and retail sale of medical marijuana in Canada as regulated by Health Canada.  For more information visit: www.medicaninc.com.

For More Information

Ken Williams, CEO | Medican Enterprises Inc.
T: +1.800.416.8802
E: investors@medicaninc.com

Cautionary Note Regarding Forward-Looking Statements

This press release and statements of representatives of Medican Enterprises, Inc. (the “Company”) related thereto includes forward-looking statements within the meaning of the U.S. federal securities laws.  Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control), which could cause actual results to differ from the forward looking statements.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions.  These statements are based upon the current beliefs and expectations of the Company's management but are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Actual results (including, without limitation, the timing for and results of the proposed transaction described herein) may differ from those set forth in the forward-looking statements.  Except as required by applicable law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.